EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS REPORTS SECOND QUARTER RESULTS

AND ANNOUNCES NEW DIRECTOR

Jacksonville, Fla. (August 3, 2011) — Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2011.

Earnings

Regency reported Recurring Funds From Operations (Recurring FFO) for the second quarter of $50.5 million, or $0.56 per diluted share, compared to $49.1 million and $0.59 per diluted share for the same period in 2010. For the six months ended June 30, 2011, Recurring FFO was $101.4 million and $1.15 per diluted share, compared to $101.4 million and $1.22 per diluted share for the same period last year.

Regency reported net income attributable to common stockholders for the quarter of $12.9 million, or $0.14 per diluted share, compared to $7.7 million and $0.09 per diluted share for the same period in 2010. Net income attributable to common stockholders for the six months ended June 30, 2011, was $15.0 million and $0.17 per diluted share, compared to $19.1 million and $0.23 per diluted share for the same period last year.

Funds From Operations (FFO) for the second quarter was $55.1 million, or $0.61 per diluted share. For the same period in 2010, the Company reported FFO of $48.5 million and $0.58 per diluted share. For the six months ended June 30, 2011, FFO was $103.2 million and $1.17 per diluted share, compared to $97.2 million and $1.17 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other non-core items.

Operations

According to Brian Smith, Regency’s President and Chief Operating Officer, “Regency’s underlying fundamentals continued to show solid improvement in the second quarter. With spaces greater than 5,000 square feet nearly 96% leased, small shop leasing is the key to restoring occupancy to historic levels. This category led the way during the quarter, with occupancy in spaces less than 5,000 square feet increasing 50 basis points. Additionally, occupancy in our in-process developments has increased 400 basis points since the beginning of the year to 86%. While we aren’t where we want to be, we are encouraged by the momentum.”

For the three months ended June 30, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Decline in same property NOI over the same period last year: (0.8%)

•	Decline in same property net operating income (NOI) over the same period last year, excluding termination fees: (0.3%)

•	Same space rental rate decline on a cash basis: (1.0%)

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 2.8%

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 510 new and renewal lease transactions for a total of 1.8 million square feet

For the six months ended June 30, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.2%

•	Percent leased, all properties: 91.8%

•	Decline in same property NOI over the same period last year: (1.2%)

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 0.1%

•	Same space rental rate decline on a cash basis: (2.5%)

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 1.4%

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 870 new and renewal lease transactions for a total of 3.1 million square feet

Investments

Dispositions and Acquisitions

During the quarter Regency purchased one wholly owned operating property at a gross sales price of $11.0 million and a cap rate of 7.6%. Subsequent to quarter end, Regency purchased one property through its co-investment partnerships at a price of $21.0 million and a cap rate of 6.4%. Regency’s share of the purchase price was $5.3 million

During the quarter, one co-investment operating property was sold at a gross sales price of $3.1 million and a cap rate of 4.9%. Regency’s share of the sales price was $1.2 million. Also, Regency sold two out-parcels at a gross sales price of $0.8 million.

Development

One project was started during the quarter with estimated net development costs of $2.1 million and a completion yield of 10.1%. Six projects were completed during the quarter, representing $121.8 million of net development costs. At June 30, 2011, the Company had 24 projects under development with estimated net development costs of $400.7 million. The in-process developments are 95% funded and 86% leased.

Capital Markets

Rating Agencies

Subsequent to quarter end, Standard and Poor’s affirmed Regency Centers’ corporate credit rating and senior unsecured ratings at BBB.

Co-investment Partnerships

During the quarter, Regency redeemed its approximate 16% interest in MCW-Regency-Desco, LLC. The Redemption Agreement allowed for a distribution-in-kind of the portfolio assets, with Regency receiving 100% ownership interest in four properties. The assets were divided using the selection process provided by the Partnership Operating Agreement. This process included a one-for-one selection rotation, with Regency selecting first, until the value of the properties selected, as agreed upon by the partnership members, exceeded Regency’s existing ownership interest. Also as part of the redemption agreement, Regency received an approximate $5.0 million termination fee at closing and will continue to earn fees through 2011 for services over this time period.

Board of Directors Appointment

On August 2, 2011, Regency’s Board of Directors appointed David O’Connor as its newest member. The appointment of Mr. O’Connor expands Regency’s Board to twelve members, eight of whom are independent directors.

“Dave has earned a reputation over the years for being one of the most astute REIT investors. I know that Dave’s perspectives and insights will be a valuable addition to Regency’s Board,” said Martin E. “Hap” Stein, Jr., Regency’s chairman and chief executive officer.

Mr. O’Connor co-founded High Rise Capital Management in 2001, a New York-based real estate securities hedge fund, and serves as its Senior Managing Partner. Prior to that, Mr. O’Connor was a Principal and Co-Portfolio Manager for European Investors, a real estate investment advisory firm with offices in the Americas, Europe and Asia.

Dividend

On August 2, 2011, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on August 31, 2011 to shareholders of record on August 17, 2011. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on September 30, 2011 to shareholders of record on September 1, 2011; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on September 30, 2011 to shareholders of record on September 1, 2011; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on September 30, 2011 to shareholders of record on September 1, 2011.

2011 Guidance Update

The Company has revised its 2011 FFO per share, Recurring FFO per share and same property net operating income growth guidance. These changes are summarized below:

2011 Earnings Guidance
	Revised Guidance	Previous Guidance

FFO/share	$2.33 - $2.43	$2.30 - $2.45

Recurring FFO/share	$2.33 - $2.43	$2.30 - $2.45

Same property net operating income growth(a)	(1.0)% - 1.0%	(1.0)% - 1.5%

(a)	wholly owned and Regency’s pro rata share of co-investment partnerships

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 4 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its second quarter 2011 supplemental information package that may help investors estimate earnings for 2011. A copy of the Company’s second quarter 2011 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended June 30, 2011. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

For the Periods Ended June 30, 2011 and 2010	Three Months Ended		Year to Date
	2011	2010	2011	2010

Net income attributable to common stockholders	$12,860,956	$7,747,716	$15,046,356	$19,147,141
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	27,054,620	26,809,746	56,862,550	53,197,021
Depreciation and amortization expense - uncons properties	10,889,151	12,082,785	22,230,019	25,286,344
Consolidated JV partners’ share of depreciation	(247,239)	(133,332)	(381,830)	(271,283)
Amortization of leasing commissions and intangibles	3,956,462	3,624,376	8,336,926	7,510,009
Gain on sale of operating properties, including JV’s	(5,812)	(614,498)	(25,219)	(7,809,146)
Unrealized loss (gain) on REG shares in deferred compensation trust	507,788	(995,566)	1,055,663	(26,021)
Non-controlling interest of exchangeable partnership units	37,124	26,905	49,868	120,766

Funds From Operations	55,053,050	48,548,131	103,174,333	97,154,830

Dilutive effect of share-based awards	(198,198)	(177,892)	(403,088)	(355,785)

Funds From Operations for calculating Diluted FFO per Share	$54,854,852	$48,370,239	$102,771,245	$96,799,045

Funds From Operations	$55,053,050	$48,548,131	$103,174,333	$97,154,830
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel loss (gain), net of dead deal costs and tax, including JV’s	380,829	626,364	(1,343,804)	395,061
Provisions for impairment, including JV’s	—	2,175,516	4,580,000	5,788,647
Provisions for hedge ineffectiveness	—	343,459	—	686,918
Loss (gain) on early debt extinguishment	20,722	—	(2,417)	—
Transaction fees and promotes	(5,000,000)	(2,593,828)	(5,000,000)	(2,593,828)

Recurring Funds From Operations	50,454,601	49,099,642	101,408,112	101,431,628

Dilutive effect of share-based awards	(198,198)	(177,892)	(403,088)	(355,785)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$50,256,403	$48,921,750	$101,005,024	$101,075,843

Weighted Average Shares For Diluted FFO per Share	89,648,246	83,178,627	87,505,167	82,954,572

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2011, the Company owned 367 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 50.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.